EXHIBIT 99.1

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

FOR IMMEDIATE RELEASE	CONTACT: Robert J. Gentry Director of Marketing 717.530.3545 Phone 717.532.4099 Fax

Orrstown Financial Services, Inc. Reports 2006 Annual Earnings

and Increased First Quarter 2007 Dividend

Shippensburg, PA (January 25, 2007) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced that net income for the year ended December 31, 2006 was $11,632,000, or a 16.5% increase over the $9,987,000 earned during 2005. Primary earnings per share grew 6.5% from $1.85 during 2005 to $1.97 in 2006. Fourth quarter 2006 earnings were $2,984,000, or $.49 per share versus $2,494,000, or $.46 per share for the fourth quarter of 2005. This represents a 19.6% increase in fourth quarter earnings versus the prior year.

During 2006, return on average assets, return on average equity and return on tangible equity were 1.61%, 15.10% and 18.78%, respectively, versus 1.81%, 18.69% and 19.28% during 2005. Return on average assets, return on average equity and return on average tangible equity were 1.48%, 13.44% and 17.81%, respectively, for the fourth quarter of 2006 versus 1.71%, 17.55% and 18.17%, respectively, for the fourth quarter of 2005.

The Board of Directors approved a first quarter 2007 cash dividend of $.21 per share payable to shareholders of record on February 9, 2007. This represents an increase of 16.7% over the dividend of $.18 declared during the first quarter of 2006. The dividend will be paid on February 23, 2007.

Commenting on the results, Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “We are pleased to report another quarter of strong operating performance and robust loan growth. Results for the full year are very gratifying given the fact that we completed the first bank acquisition in the history of the company. This addition has expanded our market footprint and is contributing to our increasing earnings.” Continuing, Shoemaker commented, “The Board of Directors’ decision to increase the cash dividend exemplifies their desire to reward shareholders for investing in our company. We made excellent progress in meeting our strategic objectives during the year and are looking forward to 2007 with continued enthusiasm.”

With over $800 million in assets, Orrstown Financial Services, Inc. and its subsidiaries, Orrstown Bank and The First National Bank of Newport, provide a full range of consumer and business financial services through twenty banking offices and five remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	December 31, 2006	December 31, 2005	% Change
Net Income	$2,984,000	$2,494,000	+19.6%
Primary Earnings Per Share	$.49	$.46	+6.5%
Diluted Earnings Per Share	$.47	$.44	+6.8%
Dividends Per Share	$.20	$.16	+25.0%
Return on Assets	1.48%	1.71%
Return on Equity	13.44%	17.55%
Return on Tangible Equity	17.81%	18.17%

For Twelve Months Ended:	December 31, 2006	December 31, 2005	% Change
Net Income	$11,632,000	$9,987,000	+16.5%
Primary Earnings Per Share	$1.97	$1.85	+6.5%
Diluted Earnings Per Share	$1.89	$1.77	+6.8%
Dividends Per Share	$.78	$.5833	+33.7%
Return on Assets	1.61%	1.81%
Return on Equity	15.10%	18.69%
Return on Tangible Equity	18.78%	19.28%

Balance Sheet Highlights:	December 31, 2006	December 31, 2005	% Change
Assets	$809,031,000	$601,460,000	+34.5%
Loans, Gross	$618,827,000	$460,386,000	+34.4%
Deposits	$638,719,000	$462,822,000	+38.0%
Equity	$89,388,000	$57,310,000	+56.0%
Tangible Equity	$67,821,000	$55,374,000	+22.5%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.